A special meeting of the fund's shareholders was held on May 21, 2010. The results of votes taken among the shareholders on the proposals before them are reported below. Each vote reported represents a single share held on the record date for the meeting.

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Issue:  To approve a new investment  advisory agreement  between Security Income
        Fund and Security Investors, LLC
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                                                      Votes             Total
                                            -----------------------     Number
                                                          Against/    of Shares
                                               For      Abstentions     Voted
                                            ----------  -----------  -----------
Income Fund, High Yield Series               6,646,709    550,298     7,197,007
Income Fund, U.S. Intermediate Bond Series  22,238,737    611,904    22,850,641
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